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                                                                EXHIBIT 10.2


                                 April 7, 1998




Mr. Jack Ryan
President
AMC, Inc.
Suite 2200
240 Peachtree Street, N.W.
Atlanta, Georgia  30303-1327

Dear Jack:

This letter agreement (the "Agreement") will serve to set forth and confirm our mutual understanding regarding the terms of engagement of Victor Capital Group, L.P. ("VCG") by AMC, Inc. ("AMC"), for itself and as agent for the related entities listed on Exhibit A, for financial advisory services to be rendered by VCG.

                                   OBJECTIVES

It is our understanding that AMC and other related entities own (i) interests in a number of income producing real estate assets listed on Exhibit B (the "Real Estate Assets"), (ii) 100% of a trade mart/show management business listed on Exhibit C (the "Management Business"), and (iii) interests in certain other assets listed on Exhibit D (the "Other Assets"; the Real Estate Assets, the Management Business and the Other Assets are hereinafter collectively referred to as the "Assets").

Based on our conversations, VCG will undertake to assist AMC in the identification and evaluation of strategic alternatives which may include certain transactions designed to maximize the value of AMC and/or the Assets. These objectives could include a capital restructuring, asset repositioning and/or outright sale of AMC and/or the Assets. We believe that AMC's objective can best be accomplished through a single transaction or a series of related transactions including the recapitalization of existing debt and/or equity and the disposition of all or a portion of the Assets and/or AMC (the execution of this strategy and the strategy itself shall be hereinafter referred to as the "Assignment").
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Mr. Jack Ryan
AMC, Inc.
April 7, 1998
Page 2


                         SCOPE OF PROFESSIONAL SERVICES

VCG accepts this Assignment as exclusive financial advisor to AMC and agrees to provide such financial advisory services as requested by AMC in connection with the Assignment including, but not limited to, the following (it being expressly acknowledged that affiliates of AMC may, from time to time, provide certain other financial services to AMC):

1.       Development of Strategic/Tactical Plan

         VCG will assist AMC in evaluating alternative capital structures for AMC and/or the Assets which may include the sale, refinancing and/or restructuring of the ownership interests in AMC and/or the Assets. The evaluation, based in part on interviews with potential capital providers (including investment banks and other ventures with institutional or quasi-institutional investment funds), will result in specific recommendations to AMC concerning a strategic/tactical plan for the implementation of AMC's objectives.

2.       Information Collection and Due Diligence

         VCG will conduct a thorough review and analysis of the Assets. VCG's review will include historical operating results, projected cash flows, management contracts, and supporting data and assumptions; AMC's financial projections and budgets for the Assets will be reviewed and necessary revisions shall be recommended. VCG will also prepare a work plan to gather and synthesize information that is not currently available.

3.       Financial Model

         VCG will design an analytic framework to evaluate, and assess the various strategic alternatives under various property, operating and financial scenarios. Critical inputs will include: cost of equity capital, acquisition velocity, projected cash flow, management income and leverage. Based on these variables, the financial model will analyze the overall financial impact on AMC under different scenarios.

4.       Marketing Materials

         VCG will assist AMC in organizing, packaging and presenting information regarding the Assignment to prospective investors and agents.
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Mr. Jack Ryan
AMC, Inc.
April 7, 1998
Page 3



5.       Negotiating with Prospective Investors and Agents

         VCG will solicit proposals from potential investors and agents in accordance with the execution of the Assignment, analyze the proposals, and assist AMC in negotiating the terms of any contracts, agreements or documents relating to or arising from said execution.

6.       Investor Due Diligence

         VCG will manage the due diligence process with all investors and third parties.

7.       Documentation and Closing

         VCG will work with AMC's legal, tax and accounting advisors to ensure a timely closing. We will coordinate the creation and review of all required documentation, relating to the execution of the Assignment.

The terms and conditions of and the decision to consummate any recommended transaction will be determined by AMC in its sole discretion. Except as expressly empowered in writing by AMC, VCG will not have the authority either to make or to accept any offer or proposal or to enter into any commitment or give any representations or assurances on behalf of AMC.

In connection with VCG's activities on AMC's behalf, AMC agrees to furnish VCG with all available information and data concerning AMC and its ownership and the Assets which are reasonably required in connection with the engagement (the "Information").

In rendering its services hereunder, VCG will be using and relying primarily on the Information without independent verification thereof and, to the extent any such Information is provided to third parties, such Information shall first be approved by AMC. AMC will diligently undertake to ensure that the Information made available to VCG by AMC with respect to AMC and its ownership, and the Assets will be complete and correct in all material respects and will not contain any untrue statement of material fact or intentionally omit a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. AMC will undertake to notify VCG promptly: (i) of any material adverse change in the financial condition of AMC and its ownership or the Assets, and (ii) of any statement contained in the Information which in its reasonable judgment, violates its obligations set forth in the immediately preceding sentence. No representation will be given, nor warranty made with respect to the accuracy or completeness of the Information and a statement to that effect will be
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Mr. Jack Ryan
AMC, Inc.
April 7, 1998
Page 4



included in materials provided to potential investors and agents.
Notwithstanding the preceding sentence, any claim by third parties arising out of the inaccuracy or incompleteness of the Information shall be subject to AMC's indemnity obligation set forth below.

                               TERM OF EMPLOYMENT

VCG's engagement will commence on the date hereof and continue for up to twelve
(12) months from the date of the Agreement (the "Termination Date"); provided, however, that the Termination Date may be extended by agreement in writing executed by AMC and VCG. This Agreement may be terminated by AMC in whole at any time prior to the Termination Date upon at least thirty (30) days written notice; however, any termination hereunder will not limit VCG's right to receive the VCG Transaction Fees (as defined below).

                                  COMPENSATION

VCG shall receive for this transaction total compensation (collectively, the VCG Transaction Fees), plus approved disbursements, as follows:

         (1) A retainer fee of $250,000 payable on execution of this Agreement and $50,000 per month on the first day of each successive month during the term hereof. All payments made to VCG pursuant to this subparagraph (i) will be credited against the Success Fee (as defined below).

         (2) With respect to a sale, recapitalization and/or refinancing of the Real Estate Assets, the Management Business and the Other Assets, AMC will pay VCG a success fee in cash (the "Success Fee") equal to (i) one percent (1.00%) of gross consideration ("Gross Consideration") up to $500MM, plus (ii) seven percent (7.0%) of Gross Consideration between $500MM and $600MM, plus (iii) ten percent (10.0%) of Gross Consideration in excess of $600MM. Gross Consideration will include cash, stock, other securities, debt assumed by a buyer and amounts paid to capitalize any ongoing entity that may be created as a result of the Assignment. If AMC or one of its successors receives Gross Consideration at any point in the future (e.g., earn out or any other type of deferred compensation or income) as a result of agreements or contracts entered into as a result of the Assignment, then AMC will pay VCG a Success Fee in accordance with the foregoing amounts. Any Success Fee earned by VCG under this Agreement will be due and payable upon the receipt of any Gross Consideration by AMC, an ongoing entity or one of its successors as contemplated herein.
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Mr. Jack Ryan
AMC, Inc.
April 7, 1998
Page 5




                  In the event that AMC concludes a transaction covered by this Agreement within 24 months from the date of this Agreement, VCG shall be entitled to the same Success Fee which it would have received had the transaction occurred during the term of this Agreement.

         (3) To the extent that VCG is successful in negotiating a discount from AMC's lenders, VCG shall be entitled to 7.5% of such savings.

         (4) VCG and AMC agree that the following will be paid by AMC regardless of the outcome of the Assignment (based on a pre-approved budget): (i) reasonable expenses relating to the production of marketing materials (including printing and desk-top publishing expenses and the costs of procuring and reproducing photographs, renderings, maps, etc.); and (ii) all reasonable out-of-pocket expenses of VCG (including authorized travel expenses). All expense reimbursements due VCG under this Agreement will be due and payable by AMC within 30 days of their receipt of a written detailed request from VCG.

                                CONFIDENTIALITY

Except as required by law, regulation, legal process or regulatory authority, VCG agrees to keep all of the Information confidential, not to disclose any Information to anyone other than VCG's employees, officers, partners, agents and advisors without AMC's prior approval and not to use the Information for any purposes other than those referred to in this Agreement, all as more particularly set forth in that certain Confidentiality and Non-Disclosure Agreement dated February 28, 1998 between Capital Trust and AMC.

                                INDEMNIFICATION

AMC will indemnify, defend and hold VCG and any and all of its respective officers, directors, partners and employees (including the officers, directors and employees of the general partner of VCG) (each such person being an "Indemnified Party") harmless against any and all losses, claims, damages, liabilities, and expenses arising directly or indirectly out of, or in connection with any actions or proceedings, or threatened actions or proceedings, which any Indemnified Party may suffer or for which such Indemnified Party may become liable arising out of this engagement or the performance of services hereunder, including reasonable fees of counsel retained to act on behalf of such Indemnified party (such counsel being mutually acceptable to VCG and AMC), except that AMC will not be liable for any losses, claims, damages, liabilities
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Mr. Jack Ryan
AMC, Inc.
April 7, 1998
Page 6


or expenses of any Indemnified party who shall be found by a court of competent jurisdiction to have been negligent or guilty of willful misconduct.

                                 MISCELLANEOUS

The terms of VCG's employment hereunder shall be construed and enforced in accordance with the laws of the State of New York. No changes may be made to this Agreement except pursuant to a written instrument executed by both parties hereto. This Agreement represents the entire agreement between the parties.

This Agreement including Exhibits A, B and C contain the entire understanding among the parties hereto relating to the matters dealt with herein and may not be amended or otherwise modified except by an agreement in writing signed by the parties hereto.

                                         Very truly yours,

                                         VICTOR CAPITAL GROUP, L.P.

                                         By:  VIC, Inc.
                                              Its General Partner


                                         By:  /s/ Craig Hatoff
                                              --------------------------------
                                              Craig Hatkoff


                                         AGREED TO AND ACCEPTED:

                                         AMC, INC., for itself and as agent
                                         for the entities listed on Exhibit A


                                         By:  /s/ Jack Ryan
                                              --------------------------------
                                              Jack Ryan
                                              President

                                   EXHIBIT A
                                RELATED ENTITIES



1.       Portman Lightfair Associates, L.P.

2.       AMC Orlando, Inc.

3.       CGS Associates, L.P.

4.       ADAC, L.P.

                                   EXHIBIT B
                               REAL ESTATE ASSETS


         Property Name                                  Location
         -------------                                  --------
1.       Apparel Mart                               Atlanta, Georgia

2.       Merchandise Mart                           Atlanta, Georgia

3.       Gift Mart                                  Atlanta, Georgia

                                   EXHIBIT C
                              MANAGEMENT BUSINESS



Name of Company                                           Location
---------------                                           --------
AMC, Inc.                                             Atlanta, Georgia

                                   EXHIBIT D
                                  OTHER ASSETS


1. 100% of the common stock of LFGP, Inc. (which holds a 49.9981% general partnership interest in Portman Lightfair Associates, L.P.).

2.       Surf Expo owned by AMC Orlando, Inc.

3.       California gift show owned by CGS Associates, L.P.

4.       Atlanta Decorative Arts Center which is owned by ADAC, L.P.